Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into this 17th day of October, 2007 (“Effective Date”), by and between Heritage Bank (the “Bank”) and David B. Turner (the “Employee”).

WHEREAS, the Employee has heretofore been employed by the Bank as Chief Executive Officer and is experienced in all phases of the business of the Bank;

WHEREAS, the Employee has been elected Chairman of the Board of Directors of the Bank;

WHEREAS, the Employee and the Bank previously agreed to that certain employment agreement dated January 1, 2003 (the “Prior Agreement”); and

WHEREAS, the parties desire by this writing to set forth the employment relationship of the Bank and the Employee by amending and restating the Prior Agreement.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. Upon the Effective Date, the Employee shall continue to be employed in the capacity as the President and Chief Executive Officer of CCF Holding Company (“Parent”) and as an employee of the Bank reporting directly to the Board of Directors of the Bank (the “Board of Directors” or “Board”). The Employee shall render such administrative and management services to the Bank and Parent as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank and Parent. The Employee’s other duties shall be such as the Board of Directors may from time to time reasonably direct, including normal duties as an officer of the Bank.

2. Base Compensation. As of the Effective Date, the Bank agrees to pay the Employee during the Term a salary approved by the Board of Directors per annum, payable in cash not less frequently than semi-monthly; provided, that the rate of such base salary and total compensation shall be reviewed by the Board of Directors not less often than annually, and Employee shall be entitled to receive annually an increase in base salary at such percentage or in such an amount as the Board of Directors in its sole discretion may decide at such time upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that such base salary shall be increased.

3. Discretionary, Bonus. The Employee shall be entitled to participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management employees from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses when and as declared by the Board of Directors.

4. Employee Benefits; Expenses.

(a) The Employee shall be entitled to participate in any plan of the Bank relating to pension, profit-sharing, or other retirement benefits and medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees in accordance with the terms of any such plan, policy, or agreement.

(b) The Employee shall be eligible to participate in any fringe benefit plan or program which may be or may become applicable to the Bank’s senior management employees, including by example, participation in any stock option or incentive plans adopted by the Board of Directors of Bank or Parent, club memberships, a reasonable expense account, and any other benefits which are commensurate with the responsibilities and function to be performed by the Employee under this Agreement, in accordance with the terms of any the applicable plan, policy, or agreement. The Bank shall reimburse Employee for all reasonable out-of-pocket expenses which Employee shall incur in connection with his service for the Bank; provided that for any such reimbursement which is taxable to the Employee, (1) the expense giving rise to the reimbursement must be incurred during the period that the Employee is employed with the Bank, (2) the amount of expenses that are eligible for reimbursement during the Employee’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (3) the reimbursement must be paid to the Employee on or before the last day of the Employee’s taxable year following the taxable year in which the expense is incurred; and (4) the right to such reimbursement shall not be subject to liquidation or exchange for another benefit.

5. Term. The term of employment of Employee under this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter (the “Term”). Beginning with the first day of the Term, the Term shall renew each day such that the Term remains a thirty-six (36) month term from day-to-day thereafter unless either party gives written notice to the other of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the thirty-six (36) months following the delivery of such notice of non-renewal.

6. Loyalty; Noncompetition.

(a) The Employee shall devote his full time and attention to the performance of his employment under this Agreement. During the term of Employee’s employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank or Parent.

(b) Nothing contained in this Section 6 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of the Bank or Parent, or solely as a passive or minority investor, in any business.

7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

8. Vacation and Sick Leave. At such reasonable times as the Board of Directors shall in its discretion permit, the Employee shall be entitled to absent himself voluntarily from the performance of his employment under this Agreement as follows:

(a) The Employee shall be entitled to annual vacation leave in accordance with the policies as are periodically established by the Board of Directors for senior management employees of the Bank.

(b) The Employee shall not be entitled to receive any additional compensation from the Bank on account of his failure to take vacation leave and Employee shall not be entitled to accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board of Directors for senior management employees of the Bank.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board of Directors in its discretion may determine, subject to any requirements imposed by applicable law.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board of Directors for senior management employees of the Bank. In the event that any sick leave benefit shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors for employees of the Bank.

9. Termination and Termination Pay.

The Employee’s employment under this Agreement shall be terminated upon any of the following occurrences:

(a) The death of the Employee during the Term, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which Employee’s death shall have occurred.

(b) The Board of Directors may terminate the Employee’s employment with the Bank and all its affiliates at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Employee’s right to compensation or other benefits under the Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(c) Except as provided pursuant to Section 12 herein, in the event Employee’s employment with the Bank and all its affiliates is terminated by the Board of Directors without Just Cause (other than under Section 11) and such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and related guidance thereunder (a “Separation from Service”), the Bank shall be obligated to:

(1) continue to pay the Employee the salary provided pursuant to Section 2 herein in effect for the remainder of the Term; and

(2) pay to the Employee for the remainder of the Term, a monthly amount equal to the total monthly cost (including both the Bank’s and the Employee’s cost, if applicable) of all health, life, disability, and other benefits which the Employee and his dependents, if any, are participating in on the date of the Employee’s termination of employment based upon the benefit levels equal to those being provided Employee and his dependents, if any, at the date of termination of employment;

with such payments to begin within thirty (30) days following Employee’s termination of employment.

(d) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(e) If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(f) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Georgia Department of Banking and Finance, or their designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the FDIC, or his or her designee, at the time that the Director of the FDIC, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(g) The voluntary termination by the Employee during the Term with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 12(b), in which case the Employee shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

(h) Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC 1828(k) and any regulations promulgated thereunder.

10. Suspension of Employment. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

11. Disability. If the Employee shall become disabled or incapacitated to the extent that he is unable to perform any gainful activity, by reason of medically determinable physical or mental impairment that can be expected to result in death or last for longer than twelve (12) months which causes Employee to be unable to perform his duties under this Agreement, as determined by a doctor engaged by the Board of Directors, Employee shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of twelve (12) months, but not to exceed the remaining Term, and 65% thereafter, not to exceed the remainder of the Term. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Employee during such period under the provisions of disability insurance coverage in effect for Bank employees. Thereafter, Employee shall be eligible to receive benefits provided by the Bank under the provisions of disability insurance coverage in effect for Bank employees. Upon returning to active full-time employment, the Employee’s full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Employee returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 2 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties. Nothing in this Section shall preclude the termination of Employee’s employment by Employee or the Company, but if Employee’s employment is terminated by Employee or the Company, Employee shall continue to be entitled to the benefits provided under this Section for the time periods specified herein.

12. Change in Control.

(a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Employee’s employment under this Agreement, absent Just Cause (other than under Section 11), within six (6) months before, or within twelve (12) months after, any change in control of the Bank or Parent, and provided that such termination of the Employee’s employment constitutes a Separation from Service, Employee shall be paid an amount equal to the product of 2.99 times the Employee’s “base amount” as defined in Code Section 280G(b)(3) and regulations promulgated thereunder. Said sum shall be paid:

(1) if (A) within twelve (12) months after the change in control, the Employee’s employment with the Bank and all its affiliates is involuntarily terminated without Just Cause (other than under Section 11) and such termination of employment constitutes a Separation from Service and (B) the change in control is a “change in ownership of a corporation,” a “change in effective control of a corporation,” or a “change in ownership of a substantial portion of a corporation’s assets” each as defined, and subject to the limitations, in Code Section 409A and the regulations and related guidance thereunder, in one (1) lump sum within thirty (30) days of such termination; or

(2) otherwise, in substantially equal periodic monthly payments for the remainder of the Term with such payments to begin within thirty (30) days following Employee’s termination of employment with the Bank and all its affiliates;

and such payment or payments shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive under Section 9 of this Agreement. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and be subject to the excise tax provided at Section

4999(a) of the Code. The term “control” shall refer to the ownership, holding or power to vote more than 25% of the Parent’s or Bank’s voting stock, the control of the election of a majority of the Parent’s or Bank’s directors, or the exercise of a controlling influence over the management or policies of the Parent or Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934. The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(b) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate his employment with the Bank and all its affiliates under this Agreement within twelve (12) months following a change in control of the Bank or Parent, and Employee shall thereupon be entitled to receive the payment described in Section 12(a)(2) of this Agreement; provided that such termination of employment constitutes a Separation from Service.

(c) In the event any dispute shall arise between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Section 12, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Section 12 or in defending against any action taken by the Bank or Parent, the Bank or Parent shall reimburse Employee for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions within sixty (60) days following issuance of a legal judgment by a court of competent jurisdiction finding in favor of the Employee. Such reimbursement shall be paid only if the Employee provides evidence of such expenses incurred by Employee, which may be in the form, among other things, of a canceled check or receipt, within fifteen (15) days following the entry of such decision. Further, any settlement of the dispute that is approved by the Board of the Bank or the Parent may include a provision for the reimbursement by the Bank or Parent to the Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board that payment of such costs and expenses is not detrimental to the Bank or the Parent.

13. Possible Suspension of Payments; Specified Employee Rule. If the Employee is a “specified employee” within the meaning of Code Section 409A and the regulations and related guidance thereunder at the date of the Employee’s termination of employment, then such portion of the payments that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be suspended, starting with the payments latest in time during such six (6)-month period, and paid to the Employee during the seventh month following the date of the Employee’s termination of employment.

14. Successors and Assigns.

(a) This agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Parent which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.

(b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

15. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

16. Applicable Law. This agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Georgia, the extent that Federal law shall be deemed to apply.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto. All prior understandings and agreements relating to the subject matter of this Agreement (including, without limitation, the Prior Agreement) are hereby expressly terminated.

[Signatures Begin on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

Heritage Bank

	By:	/s/ Leonard A. Moreland

ATTEST:

/s/ Edwin S. Kemp, Jr.
Secretary

WITNESS:

/s/ Charles S. Tucker	/s/ David B. Turner
David B. Turner, Employee